EXHIBIT 99

             JEFFERSON-PILOT COMPLETES PURCHASE OF CHUBB LIFE

FOR IMMEDIATE RELEASE

(Greensboro, North Carolina, May 13, 1997) Jefferson-Pilot Corporation announced today that it has completed the acquisition of Chubb Life Insurance Company of America and its subsidiaries from The Chubb Corporation. The purchase price was $875 million, which was paid by a $100 million dividend from Chubb Life to The Chubb Corporation and $775 million in cash from Jefferson-Pilot Corporation.

David A. Stonecipher, Chief Executive Officer of Jefferson-Pilot, stated, "The combination of our two companies has created a new national force in the life insurance industry. We offer an attractive opportunity for agents across the country backed with the peace of mind that comes with dealing with one of the most highly rated and financially sound life insurance organizations in the business. We are excited about the people and operations of Chubb Life and the strength they add to our operations. We are also grateful to the management at The Chubb Corporation for their assistance in bringing this acquisition to a timely close."

The Chubb Life companies offer a broad range of individual life insurance products, and are leading providers of variable universal life and term products. The Chubb Life companies distribute their products through an independent network that includes more than 1,300 general agents and 9,000 agents.

In addition, Chubb Securities, a full service NASD registered broker dealer, offers securities and support services to equity-oriented insurance professionals and financial planners. Chubb Securities has approximately 1,200 registered representatives, all of whom are agents or general agents of the Chubb Life companies.

The Chubb Life companies have total assets of nearly $5 billion.
Following the acquisition, the combined companies will have more than 25,000 sales representatives, almost two million customers, and more than $160 billion of life insurance in force.

Jefferson-Pilot Corporation, a holding company, is one of the nation's largest shareholder-owned life insurance organizations. Jefferson-Pilot's principal life insurance and annuity companies, Jefferson-Pilot Life, Alexander Hamilton Life, and Chubb Life, together offer full lines of individual and group life and health insurance and annuity products. Jefferson-Pilot Communications Company owns and operates three network affiliated television stations, 17 radio stations, and a sports production company.

                              PR-1